Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 11, 2009 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Kelly Services, Inc., which report appears in Kelly Services, Inc.’s Annual Report on Form 10-K for the year ended December 28, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Detroit, Michigan
September 30, 2009